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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            -----------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                      November 3, 2000 (November 3, 2000)




                             WEBLINK WIRELESS, INC.
             (Exact Name of Registrant as Specified in Its Charter)




        Delaware                      0-2196                     75-2575229
(State of incorporation      (Commission File Number)         (I.R.S. Employer
    or organization)                                         Identification No.)



                                3333 Lee Parkway
                                   Suite 100
                                Dallas, TX 75219
   (Address, including zip code of Registrant's principal executive offices)


       Registrant's telephone number, including area code: (214) 765-4000


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Item 5.  Other Events

     On November 3, 2000, WebLink Wireless, Inc. (the "Registrant") filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 of 8,500,000 shares of its Class A Convertible Common Stock. The following risk factors are contained in the registration statement.

     Our future success will depend on the commercial viability of wireless data services.

     We cannot assure you that wireless data services, including wireless e-mail, peer to peer messaging and information on demand, which are new products to the market, will be accepted in the marketplace and be commercially viable. Wireless data services could be affected by matters beyond our control. These matters include:

     o    the degree of market acceptance;

     o    the future availability and cost of subscriber devices;

     o    technological changes affecting wireless data services;

     o    marketing and pricing strategies of competitors; and

     o    regulatory developments and general economic conditions.

     We have a long history of operating losses and we expect these losses to continue for at least the next couple of years.

     We sustained consolidated operating losses in each year of operations through 1997. Although we recognized a $2.5 million operating profit in 1998, we sustained an aggregate $32.9 million operating loss for the three year period ended December 31, 1999. We had an $18.3 million operating loss in the first six months of 2000. We expect to continue to incur operating losses at least through 2002. Although we had positive EBITDA of $27.3 million for 1997, $45.9 million for 1998 and $45.4 million for 1999, prior to 1996 we had negative EBITDA in each year of our operations, which resulted principally from expenditures associated with the growth of our subscriber base.

     We expect that our traditional paging operations will continue to generate EBITDA at a declining rate over at least the next couple of years, which will be used primarily to help fund our wireless data operations for the next few years. We cannot assure you that our traditional paging operations will continue to generate EBITDA or that our consolidated operations will become profitable or continue to generate positive EBITDA. If we cannot achieve operating profitability or continue to generate EBITDA, we may not be able to fund our operations or make required debt service payments.

     We have substantial cash requirements and cannot assure you that we will be able to finance them.

     In addition to funding our operating losses, we expect to require at least $75 million for capital expenditures, including expenditures for subscriber units leased to customers, for the five quarters ending December 31, 2001. More capital expenditures may be required if we participate in auctions for additional frequency licenses. Our 15% Senior Discount Notes due 2005 require cash payments of interest in the amount of $15.5 million in February 2001 and in August 2001. Our ability to incur indebtedness is limited by the covenants contained in our debt indentures and bank credit facility. The lenders' commitment to lend additional amounts in both our vendor financing arrangement and the $75 million term loan portion of our credit facility expires on December 31, 2000, although the commitment to lend up to $25 million of revolving loans does not expire until June 30, 2003. As a result, any additional financing may need to be in the form of new equity capital. We cannot assure you that sufficient financing will be available and, if available, on attractive terms.


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     We operate in a highly competitive market and we may be unable to compete effectively, especially against competitors with greater financial and other resources.

     We face significant competition in all of our markets. Many of our competitors, which include regional and national paging companies, providers of broadband personal communications services and certain regional telephone companies, possess significantly greater financial, technical and other resources. Our competitors could adversely affect our results of operations by devoting additional resources to the wireless data or traditional paging business or focusing their strategy on our marketing and product niches. For competitive and marketing reasons, we sell new subscriber units in our retail distribution channel for less than their acquisition cost. In addition, a number of telecommunications companies (including PCS providers) have constructed or are in the process of constructing nationwide networks that offer services similar to our services, including wireless data services such as two-way messaging.

     Our high level of indebtedness could adversely affect your investment.

     We are highly leveraged, primarily as a result of debt financing incurred to fund the construction of our nationwide wireless data network, the growth of our subscriber base and the acquisition of the narrowband PCS licenses. At September 30, 2000, our long-term debt was $477.2 million and our stockholders' deficit was $164.7 million. In addition, the accretion of original issue discount on our outstanding indebtedness will cause a substantial increase in indebtedness. Our deficiency of earnings before fixed charges to cover fixed charges for each of 1997, 1998, 1999 and the first six months of 2000 was $43.9 million, $70.5 million, $97.8 million and $44.1 million, respectively.

     Restrictive covenants in our indentures and credit facility may adversely affect us.

     The indentures governing our 11 1/4% Senior Subordinated Discount Exchange Notes due 2008 and 15% Senior Discount Exchange Notes due 2005 and our bank credit facility contain covenants that limit our ability to engage in certain transactions. The restrictions affect our ability to:

     o    incur additional indebtedness;

     o    make prepayments of certain indebtedness;

     o    pay dividends;

     o    make investments;

     o    engage in transactions with affiliates;

     o    issue capital stock of certain subsidiaries;

     o    create liens;

     o    sell assets; and

     o    engage in mergers and consolidations.

These restrictions are subject to a number of important qualifications and exceptions. Although the indentures will generally restrict our ability to incur indebtedness, they will permit an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory and network assets. However, one indenture prohibits us from granting liens to secure more than $175 million of indebtedness (other than intercompany indebtedness).

     Our credit facility also contains financial covenants based on our traditional paging business. As wireless data emerges as our primary business, our traditional paging units in service are declining. Due to that decline, we expect that, after the close of the fourth quarter of this year, we will not be in compliance with certain covenants in our credit


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facility related to the traditional paging business. We have begun discussions with our banks to modify the covenants to reflect more fully the importance of our wireless data business. We believe we will be successful in doing so, but there is no assurance that we will.

     Our ability to generate sufficient revenue for our financial needs depends on our ability to achieve our growth strategy.

     The successful implementation of our strategy to increase cash flow through the expansion of our wireless data subscriber base by marketing wireless data services is necessary for us to meet our capital expenditures, working capital and debt service requirements. We expect to continue to incur operating losses for the next few years. Our strategy assumes that the wireless data services industry will grow rapidly. We cannot assure you that we will be able to achieve the growth contemplated by our business strategy. We may not be able to make required payments on our outstanding indebtedness and may have to refinance our outstanding indebtedness in order to repay such obligations. We cannot assure you that we will be able to refinance our outstanding indebtedness.

     Subscriber disconnections can adversely affect our business.

     Our results of operations are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced, and additional users must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Expenses associated with placement of units through our national retail distribution channel exceed the sales price and service initiation fee. For 1997, 1998, 1999 and the three months ended June 30, 2000 average monthly disconnection rates were 2.5%, 3.2%, 3.1% and 3.0%, respectively.

     Our business depends on our key personnel.

     Our future success depends to a significant extent on the continued services of our key executive officers. We have a retention agreement only with John D. Beletic, our Chairman and Chief Executive Officer. We have entered into non-competition agreements with all of our current executive officers. The loss or unavailability of one or more of our executive officers, or our inability to attract or retain key employees in the future, could adversely affect our operations.

     Our future success depends on our ability to manage future growth.

     Our future performance will depend upon our ability to manage our growth effectively. We need to improve and expand our operating, financial, accounting, information and customer service systems, and to expand, train and manage our employee base. Any inability to expand in accordance with our plans or to manage our growth could have a material adverse effect on our business, financial condition and results of operations.

     Because of the fast pace of technological change in the telecommunications industry, there is a risk that we will fall behind or will fail to successfully address this change, which could harm our ability to compete and could materially and adversely affect our business and results of operations.

      The telecommunications industry is characterized by rapid technological change. Future technology advances in the industry may result in the availability of new services or products that could compete directly with our wireless data and paging services. Changes in technology could also lower the cost of competitive products and services to a level where our products and services become less competitive or we are required to reduce the prices of our services.

     We depend on key suppliers that we do not control.

     We do not manufacture any of the subscriber units or infrastructure equipment used in our operations. We buy subscriber units primarily from Motorola and Glenayre and are dependent on such manufacturers to obtain sufficient inventory for new subscriber and replacement needs. We purchase terminals, transmitters, receivers and other infrastructure equipment primarily from Glenayre. We are dependent on Glenayre for sufficient infrastructure equipment


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to meet our expansion and replacement requirements. We cannot assure you that we will obtain subscriber units and infrastructure equipment in the future as needed. Like many other national paging companies, our network depends on the continued availability of satellite communications. We utilize two satellites to control most of our network. Each satellite has the additional capacity to provide the service now provided by both. The mechanical failure of a satellite would create a service outage in the part of our network served by that satellite until we are able to re-orient the satellite dish antennas at each transmission site to receive signals from the other satellite or a back-up satellite. The simultaneous failure of both satellites could have an adverse material effect on our operations. We do not carry insurance against this type of event.

     Our operations are subject to various government regulations.

     We and the rest of the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations could be adopted that could adversely affect our business.

     Our existing principal stockholders control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     At September 30, 2000, The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II C.V., MSCP III 892 Investors, L.P. and Morgan Stanley Venture Investors, L.P. owned approximately 37% of our outstanding Class A Convertible common stock, which is the only class of voting common stock, and 42% of all classes combined of our outstanding common stock. The general partner and/or the managing general partner of each of the general partners of the Morgan Stanley shareholders is a wholly-owned subsidiary of Morgan Stanley, Dean Witter & Co. Three of the seven directors of the Company are employees of Morgan Stanley & Co. Incorporated, which is a wholly-owned subsidiary of Morgan Stanley, Dean Witter & Co. As a result of their ownership interest, the Morgan Stanley shareholders have a significant influence over our affairs.


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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      WEBLINK WIRELESS, INC.


                                      By: /s/ Frederick G. Anderson
                                         -------------------------------------
                                         Name:  Frederick G. Anderson
                                         Title: Vice President, General Counsel
                                                and Secretary


Date: November 3, 2000


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